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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is made and entered into as of May 12, 1997 by and between AAMES FINANCIAL CORPORATION, a Delaware corporation (the "Parent"), and DAVID SKLAR, an individual ("Executive").

                              W I T N E S S E T H:

        WHEREAS, the parties wish to provide for the terms and conditions of Executive's employment as an Executive Vice President of the Parent and Chief Financial Officer of Aames Capital Corporation (the "Company").

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

        1. EMPLOYMENT AND DUTIES. The Parent hereby employs Executive to serve as an Executive Vice President--Finance of the Parent and the Chief Financial Officer of the Company, with the powers and duties customarily accorded to such positions, and such other duties consistent therewith as may be assigned to Executive from time to time by the Chief Executive Officer (the "CEO") of the Parent.

        2. TERM. The initial term of this Agreement shall begin as of May 12, 1997. The initial term shall expire on May 12, 2000, unless terminated earlier as set forth in Section 6 hereof or by mutual agreement of the parties hereto (the "Initial Term"). At the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall automatically be extended for an additional year (the "Extension Term") unless either party shall have given written notice to the other party at least ninety days prior to the end of the Initial Term or the Extension Term, as the case may be, that it does not desire to extend the term of this Agreement. If Executives' employment under this Agreement is extended for an Extension Term, it shall thereafter or during any Extension Term be terminable (other than upon expiration) only as provided in Section 6 or by mutual agreement of the parties hereto.

        3.      COMPENSATION

                (a) Base Salary. During the term of this Agreement, Executive shall be paid a base salary (the "Base Salary"), payable in accordance with the Parent's normal payroll practices. During the first year of the term of this Agreement, Executive's Base Salary shall be $250,000. The annual Base Salary payable to Executive shall be reviewed on an annual basis, provided, however, that Executive's Base Salary shall not be reduced below $250,000 per annum during the term of this Agreement.



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                (b)     Discretionary Bonus. Upon the completion of the fiscal
year ended June 30, 1998, Executive shall be eligible to receive a cash bonus ("Discretionary Bonus") in an amount, if any, as shall be determined by the Board of Directors of the Parent (the "Parent Board"). Any such discretionary bonus shall be paid as soon as practicable following the completion of the 1998 fiscal year.

                (c) Performance Bonus. For fiscal years commencing after June 30, 1998, Executive shall be entitled to participate in the Parent's performance bonus plan for executive officers as then in existence, if any (the "Performance Bonus). The computations and payment of the Performance Bonus shall be as provided in the Parent's performance bonus plan.

                (d) Stock Bonus. On the commencement of the Initial Term, the Parent shall grant Executive options to purchase 125,000 shares of the Parent Common Stock (the "Options"). Of such Options, 25,000 shall vest immediately upon grant and an additional 25,000 shall vest on each anniversary of the commencement of the Initial Term. To the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Options shall be incentive stock options, and all other Options shall be nonqualified stock options. The Options will be exercisable at an exercise price of $12 (the closing price of the Parent's Common Stock on the New York Stock Exchange on May 9, 1997). The Options granted as incentive stock options shall be issued under the Parent's stock incentive plans maintained for its executives and shall contain standard anti-dilution mechanisms to adjust for stock dividends, stock splits, reverse stock splits, recapitalizations, consolidations and mergers as are provided for therein and shall provide for acceleration of vesting upon the merger, consolidation, sale of all or substantially all of the assets of the Parent or similar reorganization. The Options granted as nonqualified stock options shall be issued outside the Parent's stock incentive plans maintained for its executives but shall be in a form substantially similar to, and contain standard anti-dilution mechanisms to adjust for stock dividends, stock splits, reverse stock splits, recapitalizations, consolidations and mergers, as are provided in, the Parents 1996 Stock Incentive Plan. The Parent shall use its best efforts to register the shares of Common Stock issuable upon exercise of the nonqualified stock options and shall use its best efforts to maintain a current registration statement under the Securities Act, as amended, in respect of such shares.

        4. Other Executive Benefits. During the term of this Agreement, the Parent shall provide to the Executive benefits commensurate with his position, including each of the following benefits:

                (a) Group Medical and Life Insurance Benefits. The Parent shall provide for Executive, at the Parent's expense, participation in medical, dental, accident, health, life and disability insurance benefits equivalent to the normal customary benefits currently or from time to time provided by the Parent. Said coverage shall be in existence or shall take effect as of the commencement of the Initial Term, subject to applicable waiting periods. Provided the following supplemental life insurance may be obtained at a reasonable cost, the Parent shall provide Executive with a $500,000 standard term life insurance policy in addition to the normal customary life insurance benefits provided to the Parent's executives.



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                (b)     Vacation. Executive shall be entitled to 15 days of paid
vacation during the first year of this Agreement and 20 days of paid vacation during each subsequent year of the term of this Agreement. In each case, such entitlement shall accrue pro rata over the contract year and shall be taken at such time or times as shall not unreasonably interfere with the operations of the Parent or the Company.

                (c) Business Expenses. The Parent will pay or reimburse Executive for any out-of-pocket expenses incurred by Executive in the course of providing services hereunder, which comply with the Parent's travel and expense policies in effect generally from time to time for other officers of the Parent. Such reimbursement shall be made by the Parent in the same manner and within the same time period as applicable to the other executive officers of the Parent.

                (d) Benefit Plans. Executive shall be entitled to participate in any pension, profit-sharing, stock option, stock purchase or other benefit plan of the Parent now existing or hereafter adopted for the benefit of employees generally.

                (e) Disability. Provided the following policy may be obtained at a reasonable cost, the Parent shall provide Executive with a long-term disability policy which provides for an annual disability payment in an amount equal to 100% of Executive's Base Salary.

        5.      CONFIDENTIAL INFORMATION.

                (a) Non-Disclosure. Executive hereby agrees, during the term of this Agreement, he will not disclose to any person or otherwise use or exploit any proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding the Parent, Company, or any of their respective businesses, properties, customers or affairs (collectively, "Confidential Information") obtained by him at any time during the term, except to the extent required by Executive's performance of his assigned duties. Notwithstanding anything herein to the contrary, the term "Confidential Information" shall not include information which is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement, is or becomes available to Executive on a non-confidential basis from a source other than the Parent or the Company, provided that such source is not known by Executive to be furnishing such information in violation of a confidentiality agreement with or other obligation of secrecy to the Parent or the Company, has been made available, or is made available, on an unrestricted basis to a third party by the Parent or the Company or by an individual authorized to do so or is known by Executive prior to its disclosure to Executive. Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Executive, or if Executive receives a



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request to disclose all or any part of the information contained in the
Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Executive.

                (b) Injunctive Relief. Executive agrees that the remedy at law for any breach by him of the covenants and agreements set forth in this Section may be inadequate and that in the event of any such breach, the Parent or the Company may, in addition to the other remedies that may be available to it at law, seek injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

        6.      Termination.

                (a) Termination by Company for "Cause" or Voluntarily by Executive. The Parent or the Company may terminate this Agreement for "Cause" effective immediately upon written notice thereof to Executive. For purposes of this Agreement, "Cause" shall mean and be limited to the following events: an act of fraud, embezzlement, gross dishonesty or similar conduct by Executive involving the Parent or the Company; any action by Executive involving the arrest of Executive, for violation of any criminal statute consisting of a felony if the Parent Board reasonably determines that the continuation of Executive's employment after such event would have an adverse impact on the operations or reputation of the Parent or the Company in the financial community; or continued insubordination or a refusal by Executive to perform his duties hereunder in a manner deemed to be reasonably satisfactory to the CEO; provided, however, that this Agreement may not be terminated under this subclause unless Executive shall have first received written notice from the CEO advising Executive of the specific acts or omissions alleged to constitute a refusal to perform and such refusal to perform continues after Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice.

                In the event of termination for "Cause," voluntarily or by Executive other than as permitted in Sections 6(b)(i), 6(b)(ii) and 6(c), (x) Executive shall be entitled to receive that portion of the Base Salary and all benefits accrued through the date of termination and (y) all Options that have become exercisable as of the date of termination shall become and shall remain so for a period of 30 days.

                (b)     Termination by Parent or Company Other Than For "Cause".

                        (i) Death. Provided that notice of termination has not been previously given under any Section hereof, if Executive shall die during the term of this Agreement, this Agreement and all of the Parent's and the Company's obligations hereunder shall terminate, except that Executive's estate or designated beneficiaries shall be entitled to receive (A) all earned and unpaid Base Salary through the date of termination; (B) a pro-rated portion of the Discretionary Bonus or Performance Bonus, if any, earned and paid for the year preceding the death of Executive; and (C) all other benefits, if any, that may be due to Executive or Executive's estate or general provisions of any benefit plan, stock incentive plan



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or other plan in which Executive is then a participant. All Options that have become exercisable as of the date of death shall remain so for a period of 12 months.

                        (ii) Disability. Provided that notice of termination has not previously been given under any Section hereof, if Executive becomes ill or is injured or disabled during the term such that Executive fails to perform all or substantially all of the duties to be rendered hereunder and such failure continues for a period in excess of 26 consecutive weeks (a "Disability"), the Parent shall continue to employ Executive under this Agreement for one year from the date of Disability (which one year period shall commence at the beginning of the 26 week period referred to herein) and shall continue to pay Executive the Base Salary in effect on the date of the Disability (determined at the beginning of the 26 week period referred to herein), the Performance Bonus, if any, and all benefits then in effect; provided, that the Parent may relieve Executive of his duties and responsibilities hereunder to the extent permitted by law and any long-term disability payments received by Executive under any disability insurance plan made available to Executive by the Parent if the premiums were paid by the Parent shall be deducted from the salary and bonus payments otherwise required to be paid to Executive hereunder. If during the term and subsequent to the Disability commencement date (which shall be at any time following the end of the 26 week period referred to herein) Executive shall fully recover, the Parent shall have the right (exercisable within 60 days after receipt of notice from Executive of such recovery), but not the obligation, to restore Executive to full-time service at full compensation. If the Parent elects not to restore Executive to full-time service, Executive shall be entitled to obtain other employment. If Executive is not restored to full-time employment with the Parent, all stock options that have become exercisable as of the date of Disability (determined at the end of the 26 week period referred to herein) shall remain so for a period of 12 months.

                        (iii) Without Cause. Up to and including November 12, 1997, this Agreement may be terminated at will at any time upon sixty (60) days' written notice of termination by the Parent or the Company. In the event Parent or Company elects to terminate this Agreement during the period commencing May 12, 1997 up to and including November 12, 1997, Executive shall be entitled to the Base Salary earned by Executive prior to the date of termination computed pro rata up to and including that date plus additional compensation equal to the Base Salary for six (6) months, less required withholding and payroll taxes. At any time after November 12, 1997, if the Parent or the Company elects to terminate Executive for any reason other than as provided in Section 6(a) or if the Parent or the Company causes a Defacto Termination of Executive (as defined below) (each a "Severance Termination"), Executive shall receive the "Separation Package." As used herein, the "Separation Package" shall consist of two years' Base Salary (at the annual rate in effect at the date of the Severance Termination) and, in the event termination occurs after June 30, 1998, an amount equal to (i) in the event termination occurs prior to September 30, 1998, two times the Discretionary Bonus, if any, paid or (ii) in the event termination occurs after September 30, 1998, the Performance Bonus actually paid to Executive with respect to the eight fiscal quarters preceding the date of the Severance Termination (or if Executive has participated in the Parent's performance bonus plan for less than two years, the amount of Performance Bonus paid to Executive for the entire period of participation multiplied by a fraction, the numerator



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of which is the number eight and the denominator of which is the actual number of fiscal quarters for which Executive participated in the Parent's performance bonus plan). In addition, all Options granted over the term shall become immediately exercisable on the date of termination and all vested options shall remain exercisable for a period of 12 months thereafter. In the event of a Severance Termination, the Parent shall pay the costs of outplacement services with a provider of its choice at a level appropriate to Executive's title and position as requested by Executive. For purposes of this paragraph, a Defacto Termination shall include: (i) the Parent or the Company shall fail to pay or shall reduce the Base Salary or other benefits provided herein, except as permitted hereunder, or shall otherwise breach any material provision hereof which breach is not cured within 10 days after receipt of notice thereof from Executive, (ii) the Parent shall fail to cause Executive to remain an Executive Vice President of the Parent; (iii) Executive shall not be continuously afforded the authority, powers, responsibilities and privileges contemplated in Section 1 above (whether or not accompanied by a change in title); or the Parent shall require Executive's primary services to be rendered in an area other than the Parent's principal offices in the Los Angeles metropolitan area. For purposes of clause (iii), Executive shall be deemed not to have been continuously afforded the authority, power, responsibilities and privileges contemplated in Section 1 above if there shall occur any reduction in the scope, level or nature of Executive's employment hereunder, or any demotion, any phasing out or assignment to others of the duties contemplated herein.

                (c)     Change in Control.

                        (i) Following a Change in Control, this Agreement shall continue to be binding upon the Company and Executive shall be entitled to the payments provided for in this Section 6 in the event of termination resulting from death, disability, cause, or a Severance Termination, all as provided for in Sections 6(a) and 6(b).

                        (ii) Executive may (but shall not be obligated to) terminate this Agreement effective 30 days after the giving of such notice given at any time within two years following a Change in Control. In the event that Executive elects to terminate this Agreement pursuant to this Section 6(c)(ii), Executive shall be entitled to receive the Separation Package. In addition, all of the Options granted over the term shall become immediately exercisable as of the date of such termination and shall remain so for a period of 12 months thereafter. The option provided for in this Section 6(c)(ii) shall be applicable with respect to each Change in Control notwithstanding Executive's failure to exercise such option with respect to any prior Change in Control.

                (d) Payment of Termination Amounts. Executive may elect to have all amounts to be paid to Executive pursuant to this Section 6 payable (i) over the remaining term of this Agreement or for such shorter period as expressly provided for herein, as applicable, or (ii) in a lump sum within 30 days following termination. In the event Executive elects to be paid pursuant to clause (i), Executive agrees promptly to notify the Parent in writing of Executive's acceptance of full-time employment; within 15 days after receipt of such notice,



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the Parent shall pay Executive in a lump sum any amounts which remain otherwise due to Executive hereunder.

                (e) Stock and Similar Rights. Except with regard to the vesting and exercise dates of Options as set forth in this Section 6, Executive's rights under any other agreement of plan under which stock options, restricted stock or similar awards are granted shall be determined in accordance with the terms and provisions of such plans or agreements.

                (f)     No Mitigation or Offset. Payment of any sum under this
Section 6 shall not be subject to any claim or mitigation nor shall the Parent or the Company be entitled to any right of offset with respect thereto.

        7. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events which occur after the date hereof.

                (a) The acquisition of any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of 20% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that neither of the following acquisitions shall constitute a Change in Control; any acquisition by the Parent or any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent; or

                (b) Individuals who, as of the date hereof, constitute the Parent Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Parent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders of the Parent, shall be approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                (c) Approval by the stockholders of the Parent of a reorganization, merger or consolidation, in each case, unless following such reorganization, merger or consolidation; more than 60% of the combined voting power of the then outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation, which may be the Parent (the "Resulting Corporation") entitled to vote generally in the election of directors (the "Resulting Corporation Voting Securities") shall then be owned beneficially, directly or indirectly, by all or substantially all of the persons who were the beneficial owners of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their respective ownerships of Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation; no person (excluding the Parent, any employee benefit plan (or related trust) of the Parent, the Resulting Corporation and any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the



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combined voting power of Outstanding Voting Securities) shall own beneficially, directly or indirectly 20% or more of the combined voting power of the Resulting Corporation Voting Securities; and at least a majority of the members of the Board shall have been members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                (d) Approval by the stockholders of the Parent of (x) a complete liquidation or dissolution of the Parent or (y) sale or other disposition of all or substantially all of the assets of the Parent, other than to a corporation (the "Buyer") with respect to which following such sale or other disposition, more than 60% of the combined voting power of securities of Buyer entitled to vote generally in the election of directors ("Buyer Voting Securities"), shall be owned beneficially, directly or indirectly, by all or substantially all of the persons who were beneficial owners of the Outstanding Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their respective ownership of Outstanding Voting Securities, immediately prior to such sale or other disposition; no Person (excluding the Parent and any employee benefit plan (or related trust) of the Parent or Buyer and any Person that shall immediately prior to such sale or other disposition own beneficially, directly or indirectly, 20% or more of the combined voting power of Outstanding Voting Securities), shall own beneficially, directly or indirectly, 20% of more of the combined voting power or, Buyer Voting Securities; and (z) at least a majority of the members of the board of directors of Buyer shall have been members of the Incumbent Board at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition or assets of the Parent; or

                (e) Cary H. Thompson shall cease to serve as Chief Executive Officer of the Parent.

        8. INSURANCE. During the term, the Parent shall maintain, at no cost to Executive, officers and directors liability insurance that would cover Executive in amounts which are customary for companies similarly situated to the Parent.

        9.      GENERAL PROVISIONS.

                (a) Notices. All notices, requirements, requests, demands, claims or other communications hereunder shall be in writing. Any notice, requirement, request, demand, claim or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered; (ii) if mailed, two (2) business days after having been sent registered or certified mail, return-receipt requested, postage-prepaid, and addressed to the intended recipient as set forth below; (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, and the appropriate telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provision of clause (ii) above; or (iv) if sent through an overnight delivery service under circumstances by which service guarantees next day delivery, the date following the date so sent:



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        If to the Parent or to the Company to:

                AAMES FINANCIAL CORPORATION
                3731 Wilshire Boulevard
                Los Angeles, California  90010
                Attn:  Executive Vice President -- Human Resources

        If to Executive:

                Mr. David Sklar
                16921 Sunset Boulevard
                Pacific Palisades, CA  90272

Any changes to the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

                (b) Assignment. This Agreement and the benefits hereunder are personal to the Parent and the Company and are not assignable or transferable, nor may the services to be performed hereunder be assigned by the Parent or the Company or to any person, firm or corporation; provided, however, that this Agreement and the benefits hereunder may be assigned to any corporation into which Parent and the Company may be merged or consolidated, and this Agreement and the benefits hereunder will automatically be deemed assigned to any such corporation. The Parent or the Company may delegate any of its obligations hereunder to any subsidiary of the Company, provided that such delegation shall not relieve the Parent or the Company of any of its obligations hereunder. Executive may not assign its rights hereunder or delegate his duties to any Person.

                (c) Complete Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all previous written or oral negotiations, commitments, understandings, agreements and any other writings or communications in respect of such subject matter.

                (d) Amendments. This Agreement may be modified, amended, superseded or terminated only by a writing duly signed by both parties.

                (e) Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction, or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                (f) No Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any breach of such provision or of any breach of any other provision of this Agreement. The failure of either



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party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                (g) Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, successors and legal representatives.

                (h) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document.

                (i) Governing Law. This Agreement has been negotiated and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

                (j) Arbitration. The parties hereby expressly agree that any controversy or claim relating to this Agreement, including the construction, enforcement or application of the terms hereof, shall be submitted to arbitration in Los Angeles, California by the American Arbitration Association in accordance with Commercial Arbitration Rules of such association. The arbitrator shall be a retired judge of the Los Angeles Superior Court or other party acceptable to the parties and the rules of evidence shall apply. The costs of the arbitrator shall be borne equally. Each party shall be responsible for its own attorneys' fees and costs. However, the arbitrator shall have the right to award costs and expenses (including actual attorneys' fees) to the prevailing party as well as equitable relief. The award of the arbitrator shall be final and binding and shall be enforceable in any court of competent jurisdiction. Nothing in this paragraph shall preclude the parties from seeking an injunction or other equitable relief from a court of competent jurisdiction under appropriate circumstances.

                (k) Headings. The headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.



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                IN WITNESS WHEREOF, the Parent has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first above-written.


                                        AAMES FINANCIAL CORPORATION

                                        By: /s/ Cary H. Thompson
                                           -------------------------------------

                                        EXECUTIVE

                                            /s/ David A. Sklar
                                           -------------------------------------
                                           David Sklar



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